Exhibit 99.2

NEWS RELEASE

MURPHY OIL CORPORATION COMMENCES TENDER OFFERS

FOR SENIOR NOTES DUE 2022

EL DORADO, Arkansas, November 13, 2019 – Murphy Oil Corporation (the “Company”) (NYSE:MUR) announced today that it has commenced cash tender offers (the “Tender Offers”) to purchase up to $550 million aggregate principal amount (as it may be increased by the Company, the “Tender Cap”) of its outstanding 4.000% Senior Notes due 2022 and 3.700% Senior Notes due 2022 (collectively, the “Notes”).

The terms and conditions of the Tender Offers are described in an Offer to Purchase dated November 13, 2019 (the “Offer to Purchase”). The Company intends to fund the Tender Offers with the net proceeds of its proposed offering of debt securities announced today (the “Debt Financing”) together with cash on hand.

The following table sets forth certain terms of the Tender Offers (certain capitalized terms are defined below):

Title	CUSIP No.	Aggregate Principal Amount Outstanding	Acceptance Priority Level	Per $1,000 Principal Amount
				Tender Offer Consideration(1)	Early Tender Premium	Total Consideration(1)
4.000% Senior Notes due 2022	626717AD4	$500,000,000	1	$998.00	$50.00	$1,048.00
3.700% Senior Notes due 2022(2)	626717AF9	$600,000,000	2	$1,000.00	$50.00	$1,050.00

(1)

Holders will also receive accrued and unpaid interest from the applicable last interest payment with respect to the Notes accepted for purchase to, but not including, the applicable Settlement Date. The Total Consideration includes the related Early Tender Premium.

(2)	The 3.700% Senior Notes due 2022 initially bore interest at a rate of 3.700% per annum and currently bear interest at a rate of 4.200% per annum.

Holders of Notes that are validly tendered (and not validly withdrawn) at or prior to 5:00 p.m., New York City time, on November 26, 2019 (such date and time, as it may be extended, the “Early Tender Time”) and accepted for purchase pursuant to the Tender Offers will receive the applicable “Total Consideration” for such series set forth in the table above, which includes the “Early Tender Premium” for such series set forth in the table above. Holders tendering their

Notes after the Early Tender Time but at or prior to the Expiration Time (as defined below) will only be eligible to receive the applicable “Tender Offer Consideration” for such series set forth in the table above, which is the applicable Total Consideration minus the Early Tender Premium.

All Notes validly tendered and accepted for purchase pursuant to the Tender Offers will, in addition, receive accrued and unpaid interest from the applicable last interest payment date to, but not including, the applicable Settlement Date.

The Tender Offers will expire at 11:59 p.m., New York City time, on December 11, 2019, unless extended or earlier terminated by the Company (the “Expiration Time”). Tendered Notes may be withdrawn at or prior to 5:00 p.m., New York City time, on November 26, 2019, unless extended by the Company (such date and time, as it may be extended, the “Withdrawal Time”). Holders who tender their Notes after the Withdrawal Time, but prior to the Expiration Time, may not withdraw their Notes unless withdrawal rights are required by applicable law.

Assuming acceptance for purchase by the Company of Notes validly tendered, (i) payment for Notes tendered at or prior to the Early Tender Time will be made on a settlement date expected to be the business day following the Early Tender Time, or as promptly as practicable thereafter (the “Early Settlement Date”) and (ii) payment for Notes tendered after the Early Tender Time but at or prior to the Expiration Time will be made on a settlement date expected to be the business day following the Expiration Time, or as promptly as practicable thereafter (the “Final Settlement Date” and, together with the Early Settlement Date, each, a “Settlement Date”).

Notes accepted for payment on any Settlement Date will be accepted in accordance with the “Acceptance Priority Levels” set forth in the table above (with 1 being the highest Acceptance Priority Level and 2 being the lowest Acceptance Priority Level), provided that the Company will only accept for purchase Notes in an aggregate principal amount up to the Tender Cap, and provided further that Notes tendered at or prior to the Early Tender Time will be accepted for purchase with priority over Notes tendered after the Early Tender Time, regardless of Acceptance Priority Level.

Acceptance of tenders of Notes may be subject to proration if the aggregate principal amount of tendered Notes would cause the Tender Cap to be exceeded. Furthermore, if the Tender Offers with respect to the Notes are fully subscribed as of the Early Tender Time, Holders who tender Notes after the Early Tender Time will not have any of such Notes accepted for purchase, unless, subject to proration, the Company increases the Tender Cap, which the Company is entitled to do at the Company’s sole discretion.

The Company reserves the right, but is under no obligation, to increase the Tender Cap at any time, subject to compliance with applicable law, which could result in the Company purchasing a greater aggregate principal amount of Notes in the Tender Offers. There can be no assurance that the Company will increase the Tender Cap. If the Company increases the Tender Cap, it does not expect to extend the Withdrawal Time, subject to applicable law. Accordingly, Holders should not tender any Notes that they do not wish to have accepted for purchase in the Tender Offers.

The consummation of the Tender Offers is not conditioned upon any minimum amount of Notes being tendered. However, the Tender Offers are subject to, and conditioned upon, the satisfaction or waiver of certain conditions described in the Offer to Purchase, including completion of the Debt Financing.

This press release is neither an offer to purchase nor a solicitation of an offer to sell securities. No offer, solicitation, purchase or sale will be made in any jurisdiction in which such offer, solicitation, or sale would be unlawful. The offer is being made solely pursuant to terms and conditions set forth in the Offer to Purchase. Nothing contained herein shall constitute an offer of the debt securities that are subject of the Debt Financing.

The dealer manager for the Tender Offers is J.P. Morgan Securities LLC (the “Dealer Manager”). Any questions regarding the terms of the Tender Offers should be directed to the Dealer Manager at (212) 834-3424 (collect) or (866) 834-4666 (toll-free). Any questions regarding procedures for tendering Notes should be directed to the Information Agent for the Tender Offers, Global Bondholder Services Corporation, toll-free at (866) 794-2200 (banks and brokers call (212) 430-3774) or 65 Broadway, Suite 404, New York, NY 10006.

Copies of the Offer to Purchase are available from the Information Agent and Depositary and at the following web address: http://www.gbsc-usa.com/MUR.

ABOUT MURPHY OIL CORPORATION

Murphy Oil Corporation is a global independent oil and natural gas exploration and production company. The Company’s diverse resource base includes production from North America onshore plays in the Eagle Ford Shale, Kaybob Duvernay, Tupper Montney and Placid Montney, as well as offshore Gulf of Mexico and Canada.

FORWARD-LOOKING STATEMENTS

This news release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These statements, which express management’s current views concerning future events or results, are subject to inherent risks and uncertainties. Factors that could cause actual results to differ materially from those expressed or implied in our forward-looking statements include, but are not limited to, the volatility and level of crude oil and natural gas prices, the level and success rate of Murphy’s exploration programs, the company’s ability to maintain production rates and replace reserves, customer demand for Murphy’s products, adverse foreign exchange movements, political and regulatory instability, adverse developments in the U.S. or global capital markets, credit markets or economies generally, uncontrollable natural hazards and our ability to consummate the Debt Financing, as well as those contained under the caption “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018. We undertake no duty to publicly update or revise any forward-looking statements.

Investor Contacts:

Kelly Whitley, kelly_whitley@murphyoilcorp.com, 281-675-9107

Bryan Arciero, bryan_arciero@murphyoilcorp.com, 281-675-9339

Megan Larson, megan_larson@murphyoilcorp.com, 281-675-9470